                                                                    Exhibit 3.18




                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                              MRI ASSOCIATES, L.P.

                                TABLE OF CONTENTS


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1.       GENERAL PROVISIONS ............................................................    1
         1.1      Organization .........................................................    1
         1.2      Name .................................................................    1
         1.3      Business .............................................................    1
         1.4      Offices ..............................................................    1
         1.5      Filings by Partnership ...............................................    1
         1.6      Title to Assets ......................................................    2

2.       PARTNERS ......................................................................    2
         2.1      In General ...........................................................    2
         2.2      Management of Partnership Affairs ....................................    3
         2.3      Relationship Among the Partners ......................................    3

3.       CAPITAL .......................................................................    4
         3.1      General Partner ......................................................    4
         3.2      Limited Partners .....................................................    4
         3.3      Capital Account ......................................................    5
         3.4      Additional Contributions .............................................    6
         3.5      Return of Contributions ..............................................    6
         3.6      Restrictions Relating to Partnership Capital .........................    6
         3.7      Offerings of Additional Interests in the Partnership .................    6
         3.8      Initial Limited Partner ..............................................    7

4.       ALLOCATIONS AND DISTRIBUTIONS .................................................    7
         4.1      Determination of Profits and Losses ..................................    7
         4.2      Allocation of Income, Gains, Losses, Deductibles and Credits .........    8
         4.3      Retroactive Allocations Not Permitted ................................    8
         4.4      Distributions from Partnership Operations ............................    9
         4.5      Distributions Not in the Ordinary Course .............................   10
         4.6      Distributions on Liquidation of the Partnership ......................   10
         4.7      Qualified Income Offset ..............................................   11

5.       THE GENERAL PARTNER'S DUTIES AND COMPENSATION .................................   12
         5.2      Specific Rights and Powers ...........................................   12
         5.3      Withdrawal of General Partner ........................................   14
         5.4      Compensation of the General Partner ..................................   15
         5.5      Independent Activities ...............................................   16

6.       RIGHTS AND LIABILITIES OF LIMITED PARTNERS ....................................   16
         6.1      Control ..............................................................   16
         6.2      Liability of Limited Partners ........................................   17
         6.3      Loans and Other Business Transactions with the Partnership ...........   17
         6.4      Actions Requiring Consent of Limited Partners ........................   17
         6.5      Removal of a General Partner for Cause ...............................   18
         6.6      Limited Partner Actions After General Partner Withdrawal .............   18
         6.7      Limited Partner Meetings and Voting ..................................   19
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7.       RECORDS REQUIRED TO BE MAINTAINED IN THE STATE OF INDIANA .....................   21
         7.1      Records ..............................................................   21
         7.2      Other Records ........................................................   21
         7.3      Delivery to Limited Partner and Inspection; Financial Reports ........   22
         7.4      Books of Account .....................................................   23
         7.5      Fiscal Year ..........................................................   23
         7.6      Federal Income Tax Elections .........................................   23
         7.7      Election to Adjust Basis .............................................   23

8.       TERM ..........................................................................   24
         8.1      Basic Term ...........................................................   24
         8.2      Dissolution ..........................................................   24
         8.3      Liquidation ..........................................................   24

9.       TRANSFERS OF LIMITED PARTNERS' PARTNERSHIP INTERESTS ..........................   25
         9.1      Lifetime Transfers of Limited Partners' Partnership Interests ........   25
         9.2      General Partner's Right of First Refusal .............................   26
         9.3      Death, Bankruptcy or Incompetency of a Limited Partner ...............   26
         9.4      Substitute Limited Partner ...........................................   27
         9.5      Amendment for Transfer ...............................................   27

10.      OPTION TO PURCHASE UNITS AT DESIGNATED INTERVALS ..............................   28
         10.1     Grant of Options .....................................................   28
         10.2     Exercise of Option ...................................................   29
         10.3     Option Price .........................................................   29
         10.4     Closing ..............................................................   29

11.      MANDATORY BUY BACK OF LIMITED PARTNER'S INTEREST IN PARTNERSHIP ...............   30

12.      ADJUSTED BOOK VALUE OF A PARTNERSHIP INTEREST .................................   31
         12.1     Adjusted Book Value is Agreed Fair Market Value ......................   31
         12.2     Adjusted Book Value of the Partnership ...............................   31
         12.3     Value of Partnership Interest ........................................   33
         12.4     Fair Market Value Determination ......................................   33
         12.5     Costs of Determination of Adjusted Book Value ........................   34
         12.6     Miscellaneous ........................................................   34

13.      INDEMNIFICATION ...............................................................   35
         13.1     Indemnification of the General Partner ...............................   35
         13.2     Indemnification of the Partnership ...................................   36
         13.3     Indemnification for Claims Regarding Medical Activities ..............   36

14.      POWER OF ATTORNEY .............................................................   36
         14.1     Appointment of Attorney-in-Fact ......................................   36
         14.2     Nature of Power ......................................................   37
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                                       ii

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15.      MISCELLANEOUS .................................................................   38
         15.1     Notices ..............................................................   38
         15.2     Successors and Assigns ...............................................   38
         15.3     Governing Law ........................................................   38
         15.4     Amendment ............................................................   38
         15.5     Entire Agreement .....................................................   39
         15.6     Titles and Captions ..................................................   39
         15.7     Counterparts .........................................................   39
         15.8     Waiver ...............................................................   39
         15.9     Severability .........................................................   39
         15.10    Creditors ............................................................   39
         15.11    Remedies .............................................................   39
         15.12    Authority ............................................................   40
         15.13    Attorneys' Fees ......................................................   40
         15.14    Pronouns .............................................................   40
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                                      iii

                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                              MRI ASSOCIATES, L.P.


         This Agreement of Limited Partnership (this "Agreement") of MRI Associates, L.P., is made and entered into as of February 4, 1992, by and between American Health SERVICES Corp., a Delaware corporation qualified to do business in Indiana (the "General Partner"), and Deborah M. MacFarlane as the initial limited partner (the "Initial Limited Partner").

1.       GENERAL PROVISIONS

         1.1 Organization. This limited partnership (the "Partnership") is organized pursuant to the provisions of the Indiana Revised Uniform Limited Partnership Act, Ind. Code Ann. Sections 23-16-1-1 - 23-16-12-6, as amended (the "Act"), and the rights and liabilities of the General Partner and Limited Partners shall be as provided in that law, except as otherwise expressly stated herein.

         1.2      Name. The name of the Partnership shall be MRI Associates,
L.P.

         1.3 Business. The business of the Partnership is to operate and manage a magnetic resonance imaging department (the "MRI Department") at the Diagnostic Outpatient Center (the "Center") located at 300 West 61st Avenue, Hobart, Indiana 46342.

         1.4 Offices. The location of the principal place of business of the Partnership shall be 300 West 61st Avenue, Hobart, Indiana 46342, or such other place(s) as the General Partner may at any time or from time to time determine. The General Partner may establish additional places of business of the Partnership when and where required by the Partnership's business.

         1.5      Filings by Partnership.

                  (a) Initial Filings. The General Partner shall execute and acknowledge a certificate of limited partnership (the "Certificate of Limited Partnership") and file the Certificate of Limited Partnership in the office of the Indiana Secretary of State. Within a reasonable time following the filing of the Certificate of Limited Partnership, the General Partner shall cause a certified copy of the Certificate of Limited Partnership to be recorded in the office of the Clerk of the Circuit Court of Lake County, Indiana.

                  (b) Amendments to Certificate. The General Partner shall cause the Certificate of Limited Partnership to be amended (and when amended, filed as required) from time to time as required by applicable law or this Agreement.

                  (c) Periodic Filings and Reports. The General Partner and the Limited Partners also shall execute all certificates and other documents and do all filing, recording, publishing and other acts as may be appropriate to comply with the requirements of law for the formation and operation of a limited partnership in all other jurisdictions where the Partnership shall desire to conduct business. Prior to conducting any business in any jurisdiction, the Partnership shall comply with all requirements for the qualification of the Partnership to conduct business as a limited partnership in such jurisdiction.

                  (d) Certificate of Dissolution or Cancellation. Upon dissolution of the Partnership and the completion of the winding up of the affairs of the Partnership, a certificate of cancellation of limited partnership shall be filed in the office of, and on a form prescribed by, the Indiana Secretary of State.

         1.6 Title to Assets. Title to any assets acquired to effect the purposes of the Partnership shall be deposited in the Partnership's name in such bank account or accounts as may be designated by the General Partner. Withdrawals of such funds shall be on the signatures of those persons authorized by the General Partner. Funds of the Partnership shall not be commingled with any other funds except that the General Partner may, after the closing of the Offering (as defined herein), commingle funds of the Partnership with other funds belonging to, or under the control of, the General Partner provided that ledger entries with respect to such commingled funds are continuously made such as to clearly and accurately show the interest of, the Partnership in such commingled funds.

2.       PARTNERS

         2.1 In General. The Term "Partner" or "Partners" includes the General Partner and Limited Partners.

                  (a) General Partner. American Health Services Corp., a Delaware corporation, shall be the General Partner.

                  (b) Limited Partner. The term "Limited Partner" means any person or entity, excluding the Initial Limited Partner, who or which is admitted to the Partnership as a limited partner. Provided, however, only the following persons shall be admitted as Limited Partners:

                  (1) the General Partner or any Indiana subsidiary of the General Partner;

                  (2) individuals approved by the General Partner in the discretion of the General Partner who are residents of Indiana and are able to meet the investor suitability standards established for Limited Partners; or

                  (3) Indiana professional corporations or professional partnerships approved by the General Partner in its discretion, all of the shareholders or partners of which, respectively, are individuals who meet the requirements set forth in (2) above and which organizations were not formed for the purpose of acquiring Units (as defined below). At all times, the Partnership shall keep at its principal place of business a current list of full name and last known business or residence address of each Partner set forth in alphabetical order together with the contributions and the share in profits and losses of each Partner.

         2.2 Management of Partnership Affairs. The General Partner shall be responsible for the formation, administration and management of the Partnership. A Limited Partner shall have the right to be involved with respect to the Partnership's affairs and business only as provided in Article 6 hereof; however, no Limited Partner shall have any authority or right to act for or bind the Partnership. Each of the Limited Partners, by execution of this Agreement, consents to the exercise by the General Partner of the rights and powers conferred on the General Partner by this Agreement and, otherwise, by law.

         2.3 Relationship Among the Partners. Notwithstanding any other provision contained herein, the relationship among the Partners created by this Agreement shall be limited to the performance of this Agreement and shall not affect any other business or activity of any partner. Except as specifically provided herein, nothing in this Agreement shall be construed to authorize or require any Partner to act as general agent for any other Partner. Nothing in this Agreement shall be construed to require the General Partner or any Limited Partner to offer the Partnership or the other Partners the opportunity to invest in any projects identified by a Partner for investment or development, regardless of whether they may compete with the Partnership or require a portion of the time of the General Partner.

3.       CAPITAL

         3.1 General Partner. The General Partner's initial capital contribution to the Partnership is One Hundred Dollars ($100.00) in cash upon the formation of the Partnership.

         3.2      Limited Partners.

                  (a) The Initial Limited Partner's capital contribution is Ten Dollars ($10.00) in cash upon formation of the Partnership.

                  (b) Upon organization of the Partnership, the Partnership shall make an offering (the "Offering") of units of limited partnership interest in the Partnership (the "Units") in accordance with the Confidential Offering Summary, dated February 4, 1992 (the "Summary").

                           (1)      The Offering will be made under exemptions
from registration under applicable federal and state securities laws to no more than twenty-five (25) purchasers who qualify as "Accredited Investors", as that term is defined in Regulation D, C.F.R Section 230.501(a), promulgated under the Securities Act of 1933, as amended, but as further limited by applicable state securities laws, and who, by reason of their business or financial experience, have the capacity to protect their own interests in connection with the investment contemplated by the Offering.

                           (2)      The Partnership will offer twenty-five (25)
Units at a cash price of $5.000 for each Unit to persons eligible to be Limited Partners, as described in paragraph

2.1(b), who (except as hereinafter provided with respect to any Units purchased by the General Partner) purchase each not less than one (1) and not more than five (5) Units, provided, however, the General Partner in its sole discretion may approve a Limited Partner for admission upon the purchase of less than one
(1) Unit and fractional Units may be sold at the discretion of the General Partner.

                           (3)      Notwithstanding the foregoing, the General
Partner may purchase an unlimited number of the Units as a Limited Partner. The General Partner shall in all respects be treated as a Limited Partner with respect to the Units purchased by it and shall have the right to vote and receive profits, losses and cash distributions with respect to the Units purchased by it on the same basis as other Limited Partners.

                           (4)      On or before the Expiration Date, as defined
in the Summary, the General Partner may elect, in its sole discretion, to terminate the Offering and return all subscription funds to the subscribers.

         3.3 Capital Account. A capital account shall be maintained for each Partner in accordance with applicable Regulations of the Internal Revenue Service, in particular Regulation 1.701(b)(2)(iv). In that regard, the account of a Partner shall be:

                  (a) Increased by money contributed, the fair market value of property contributed (minus liabilities secured by the property which are assumed by the Partnership or to which the property in the hands of the Partnership is subject), allocations to the Partner of Partnership income and gain, but excluding the corresponding items of "tax" income and gain, each as described in the applicable Regulations of the Internal Revenue Service;

                  (b) Decreased by money distributed, the fair market value of property distributed (minus liabilities assumed by the Partnership or to which the property remains subject in the hands of the Partnership), allocations of expenditures which are neither deductible nor capitalizable, allocations of partnership loss and deduction, including "book" loss and deduction, but excluding items of "tax". loss and deductions, each as described in the applicable Regulations of the Internal Revenue Service.

         3.4 Additional Contributions. No Partner shall be required to make any additional capital contributions to the Partnership. However, a Partner may be required to restore his or its negative capital account, as elsewhere provided herein.

         3.5 Return of Contributions. No time is agreed upon as to when the contribution of each Partner is to be returned. No Partner shall have the right to withdraw his or its capital, except upon liquidation of his or its interest in the Partnership, and, then, only in accordance with this Agreement. No Partner shall have the right to demand and receive property other than cash in return for his or its capital contribution on notice to the other Partners or otherwise.

         3.6 Restrictions Relating to Partnership Capital. No Partner shall be entitled to interest on his or its capital account. No Limited Partner shall be entitled to a priority on any distribution from, or allocation by, the Partnership over that of any other Limited Partner. No Partner shall have the right to partition Partnership property. Except to the extent paragraph 4.1 is applicable, any Partner who has a negative capital account shall be required to restore the deficit by the end of the fiscal year of liquidation of his or its interest in the Partnership (under any provision of this Agreement, or otherwise), or within ninety (90) days after liquidation of the Partnership interest, if later, or within the time required by applicable Indiana law, if shorter.

         3.7      Offerings of Additional Interests in the Partnership.

                  (a) After the termination of the Offering, the General Partner may, from time to time, cause the Partnership to sell additional Limited Partnership interests if the General Partner determines, in its sole discretion, that the Partnership requires additional equity financing. The price of the Units shall be determined by the General Partner, in its sole discretion. Such Units may, to the extent permitted by applicable law, have one or more preferences (i.e., income, distribution or voting preferences) to the Units initially offered by the Partnership. In no event shall a Unit purchased pursuant to the Offering represent less than one percent (1%) of the Partnership.

                  (b) Limited Partners shall have pro rata preemptive rights (non assignable separately from the Units) to purchase UP to one-half (l/2) of any additional Units offered pursuant to this paragraph 3.7 and shall have not more than thirty (30) days after written notice from the General Partner to exercise such pro rata preemptive rights and pay the price for the Units exercised. The notice shall describe the offering of additional Units and shall also describe the method of exercising preemptive rights.

                  (c) Purchasers of such additional Units shall be admitted as Limited Partners upon the execution of an amendment to this Agreement. This Agreement shall be amended as necessary to reflect any sale of additional Units without the necessity of any Limited Partner's consent or signature.

         3.8 Initial Limited Partner. The Initial Limited Partner shall withdraw as a Limited Partner upon the closing of the Offering. The Initial Limited Partner's capital contribution shall be returned in cash on the first business day after the filing of an amended Certificate of Limited Partnership and the Initial Limited Partner shall cease to be a limited partner by virtue of having been the Initial Limited Partner. Each Limited Partner admitted to the Partnership, by his or its admission, consents to the Initial Limited Partner's withdrawal and waives and releases the Initial Limited Partner and the General Partner from any right, claim or action that such Limited Partner may have against the Initial Limited Partner or the General Partner as a consequence of such withdrawal and return of capital.

4.       ALLOCATIONS AND DISTRIBUTIONS.

         4.1 Determination of Profits and Losses. The profits and losses of the Partnership shall be determined for each fiscal year in accordance with the accounting method followed by the Partnership for federal income tax purposes and otherwise in accordance with generally accepted accounting principles and procedures applied in a consistent manner.

         4.2      Allocation of Income. Gains, Losses, Deductibles and Credits.

                  (a) Allocations after capitalization of Partnership. After the Initial Limited Partner with draws and the new Limited Partners are admitted to the Partnership upon completion of the Offering, the following shall apply for each fiscal year of the Partnership: one percent (1%) of the income, gain, loss and deductions, and each item thereof, shall be allocated to each Limited Partner for each Unit owned by that Limited Partner and the remaining percentage of the income, gain, loss and deductions, and each item thereof, shall be allocated to the General Partner.

                  (b) Allocation before Initial Limited Partner withdraws as PARTNER. FOR THE period of the Partnership ending on the date of the withdrawal of the Initial Limited Partner and the admission of the Limited Partners acquiring Units in the Offering, ninety-nine (99%) percent of the income, gain, loss and deductions, and each item thereof, shall be allocated to the General Partner and one (1%) percent of the income, gain, loss and deductions, and each item thereof, shall be allocated to the Initial Limited Partner.

         4.3 Retroactive Allocations Not Permitted. The profits, gains, losses, expenses, deductions and credits of the Partnership are allocable to a Partner only if they are paid or incurred by the Partnership during the portion of the year such Partner is a member of the Partnership. As between a Limited Partner and that Limited Partner's transferee, the General Partner may, in its discretion, allocate all Partnership profit and loss between the transferring Limited Partner and his or its transferee ratably on a daily basis. Notwithstanding the foregoing, the General Partner shall in all events utilize an accounting method for determining the allocable shares of the above items to which the Limited Partners are entitled which complies with Section 706(d) of the Internal Revenue Code and other applicable law, rules and regulations.

         4.4      Distributions from Partnership Operations.

                  (a) After the admission of the Limited Partners upon completion of the Offering, the following shall apply:

                           (1)      Distributions from operations shall be made
to the Partners, one percent (1%) to each Limited Partner for each Unit owned by that Limited Partner and the remaining percentage to the General Partner.

                           (2)      Distributions from the operations of the
Partnership for a fiscal year shall be made during or within ninety (90) days following the end of the fiscal year. Distributions made within ninety (90) days after the end of a fiscal year shall be deemed distributions for the prior fiscal year unless specifically earmarked by the General Partner as distributions for the current fiscal year.

                  (b) With respect to distributions made in accordance with paragraph 4.4(a), such distributions shall only be made to Partners from the "Distributable Cash Flow" of the Partnership. "Distributable Cash Flow" shall be determined by the regularly employed independent accountant of the Partnership using the accrual method of accounting. "Distributable Cash Flow" shall mean, for the fiscal year for which a determination is being made, the gross receipts of the Partnership received in the ordinary course of business less actual payments and expenditures incurred in the ordinary course of business for proper Partnership purposes. Payments and expenditures include, but are not limited to the following:

                           (1)      compensation paid to the General Partner
under this Agreement;

                           (2)      reimbursements to the General Partner, or
affiliates, for out-of- pocket Partnership expenses incurred in connection with the operation and management of the Partnership;

                           (3)      principal and interest payments made on
Partnership indebtedness;

                           (4)      contributions, reservations, or allocations,
in amounts determined by the General Partner in its discretion, to Partnership working capital, equipment purchases, replacements or repairs and contingency reserves;

                           (5)      obligations to third parties incurred in the
ordinary course of Partnership business.

                  (c) The General Partner shall use its best efforts to pay Partnership obligations when due and shall not, in any material way, defer or prepay obligations or otherwise engage in activity which would have the effect of materially distorting Distributable Cash Flow for any period.

                  (d) The General Partner shall, in good faith, use its best efforts to distribute to the Partners for each fiscal year of the Partnership the Distributable Cash Flow available for that year, less any amount the General Partner determines, in its sole discretion, should be retained by the Partnership as working capital. No Partner shall have the right to demand distributions.

         4.5 Distributions Not in the Ordinary Course. The net cash proceeds resulting from any financing or the refinancing of any loan secured by property of the Partnership or from any voluntary or involuntary conversion of the Partnership's property (other than the sale, exchange or other disposition of all or substantially all of the Partnership's property) or from casualty insurance proceeds or condemnation awards shall be applied to any reasonably necessary restoration or repair of such property, to the repayment of any loan secured by such property, and to reasonable reserves for working capital. The balance of such net cash proceeds shall be distributed as provided in paragraph 4.6, as payments in partial (or if applicable, total), liquidation of the Partnership.

         4.6 Distributions on Liquidation of the Partnership. Upon complete or partial liquidation of the Partnership, Partnership property, including the proceeds received by the

Partnership from the sale or other disposition of its assets, shall be applied and distributed as follows:

                  (a) First, to the payment of debts and liabilities of the Partnership and the expenses of liquidation in the order of priority as provided by law;

                  (b) Then, to the setting up of such reserves as the person required by law to wind up the Partnership's affairs may reasonably deem necessary for any contingent liabilities or obligations of the Partnership, provided that any such reserves shall be paid over by such person to an independent escrow agent to be held by such agent or his successor for such period as such person shall deem advisable for the purpose of applying such reserves to the payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, shall be distributed as provided in paragraphs 4.6(c) through 4.6(e) below in the order named;

                  (c) Then, to the repayment of any loans or advances that may have been made by Limited Partners to the Partnership;

                  (d) Then, to the repayment of any loans or advances that have been made by the General Partner to the Partnership;

                  (e) Then, within ninety (90) days after the date of liquidation of the Partnership, the General Partner, or other liquidating trustee, shall, after allocation of all items of income, gain, expense and deduction in accordance with this Agreement, distribute, in cash or in kind, to each of the Partners who have positive capital accounts the amount thereof. The amounts of the positive capital accounts of the Partners, for purposes of this paragraph, shall be determined after making all adjustments thereto which are applicable for the year in which the liquidation occurs.

         4.7 Qualified Income Offset. In the event any Partners unexpectedly receive any adjustments, allocations, or distributions described in subsections (4), (5) or (6) of Treasury Regulation Section 1.704-l(b)(2)(ii)(d), items of Partnership income and gain shall be specially allocated to such Partners in an amount and manner sufficient to eliminate any deficit balances in their capital accounts created by such adjustments, allocations, or distributions as quickly as possible. Any special allocations of items of income or gain pursuant to this paragraph 4.7 shall be taken into account in computing subsequent allocations of profits pursuant to this Article 4, so that the net amount of any items SO allocated and the profits, losses and all other items allocated to each Partner pursuant to this Article 4 shall, to the extent possible, be equal to the net amount that would have been allocated to each such Partner pursuant to the provisions of this Article 4 if such unexpected adjustments, allocations or distributions had not occurred.

5.       THE GENERAL PARTNER'S DUTIES AND COMPENSATION

         5.1 Powers of the General Partner. Except as restricted by the rights of the Limited Partners as described in this Agreement, the General Partner shall have the exclusive right and power to manage and operate the Partnership and to do all things necessary to carry out the purpose, business and objectives of the Partnership.

         5.2 Specific Rights and Powers. In addition to any other rights and powers which it may possess pursuant to the Act, the General Partner shall have, subject to the limitations elsewhere contained in this Agreement, all specific rights and powers required for or appropriate to the operation and management of the Partnership business, which, by way of illustration but not by way of limitation, shall include the following rights and powers to the extent that, in the General Partner's judgment, they are in furtherance of the best interests of the Partnership:

                  (a) To take all action on behalf of the Partnership necessary to accomplish the acquisition or lease of equipment, real property, furniture, fixtures and related interests reasonably necessary to operate the MRI Department, at such price, rental or amount for cash, securities or other property, and upon such terms as it deems, in its sole discretion, to be in the best interest of the Partnership and its purposes, including without limitation to cause the

Partnership to enter into an Exclusive Operating Agreement (the form of which is attached hereto as Exhibit A) with the General Partner for the operation of the MRI Department;

                  (b) To borrow money for Partnership purposes in the ordinary course of the Partnership business, including borrowing from the General Partner on market terms, approved by the General Partner, including terms beyond the term of the Partnership;

                  (c) To acquire, enter into, perform or terminate any contract of insurance which it deems necessary and proper for the protection of the Partnership, for the conservation of its assets, or for any purpose convenient or beneficial to the Partnership;

                  (d) To employ from time to time any persons or entities, or whether affiliated with any Partner or not, for the operation and management of the Partnership business, including, without limitation, accountants and attorneys, on such terms and for such reasonable compensation as the General Partner shall determine;

                  (e) To deposit or invest in bank or thrift accounts or brokerage cash accounts such funds of the Partnership as are deemed from time to time to be unnecessary for current operations;

                  (f) To prosecute, defend, settle or compromise any actions or claims at the Partnership's expense as may be deemed necessary or proper to enforce or protect the interest and property of the Partnership and to satisfy any judgment or settlement;

                  (g) To establish and maintain reserve funds consistent with the Partnership's operating and capital budgets or such greater amounts as the General Partner deems is needed from capital and cash flow derived from the Partnership's operations to provide for future maintenance, repair or replacement of the assets of the Partnership and for general working capital purposes:

                  (h) To pay any and all organizational expenses incurred by the General Partner or the Partnership in the creation of the Partnership and the Offering;

                  (i) To pay any and all reasonable out-of-pocket expenses incurred in connection with the operation and management of the Partnership;

                  (j) To enter into, execute, acknowledge, deliver, perform and carry out contracts, bill of sale, assignments of leases and agreements of every kind necessary or incidental to the accomplishment of the foregoing;

                  (k) To cause the Partnership to enter into such medical or consulting services agreements as are appropriate to operate the MRI Department and as described in the Summary;

                  (l) To serve as "Tax Matters Partner," with all attendant rights and duties pertaining thereto as set forth in section 6221 through 6223 of the Internal Revenue Code and Treasury Regulations promulgated thereunder;

                  (m) To establish or modify the hours of operation of the MRI Department;

                  (n) To admit additional limited partners to the Partnership;

                  (o) To establish, approve, and administer, operating and capital budgets for the Partnership each year during the term of the Partnership; and

                  (p) To execute, acknowledge and deliver any and all contracts, agreements, documents, instruments NECESSARY to effectuate the foregoing. Notwithstanding any provision in this Agreement to the contrary, the General Partner is not obligated to acquire, lease, or maintain any particular MRI system, or a state-of-the-art MRI system or any other equipment or software for the Partnership or the MRI Department.

         5.3      Withdrawal of General Partner.

                  (a) At any time during the term of this Agreement, the General Partner may, without approval or consent of the Limited Partners, sell, assign, exchange, or otherwise transfer all or a part of its interest in the Partnership ("General Partner Transfer").

                  (b) The General Partner shall be "deemed" to have withdrawn from the Partnership upon the Partnership's dissolution and cessation to exist, assignment for the benefit of creditors, filing of voluntary petition in bankruptcy, judgment of bankruptcy or insolvency, withdrawal in violation of this agreement, removal for cause, General Partner Transfer of all or a portion of its interest in the Partnership, or other event of withdrawal described in the Act, particularly in section 23-16-5-2 of the Act.

                  (c) Withdrawal of the General Partner in accordance with this Agreement or a deemed withdrawal of the General Partner are referred to hereinafter as "withdrawal."

                  (d) The withdrawal of a General Partner shall not entitle it to be relieved from Partnership liabilities incurred while it was a Partner.

                  (e) The withdrawal of a General Partner shall not affect its status, if any, as a Limited Partner in regard to Units it may hold.

         5.4 Compensation of the General Partner. No salary or other compensation shall be paid to the General Partner as compensation for services rendered to the Partnership in its capacity as General Partner except as set forth in this Agreement.

                  (a) The General Partner shall be entitled to reimbursement for all reasonable out-of-pocket costs incurred in connection with the Offering and the formation and establishment of the Partnership, including, without limitation, legal and accounting fees, filing fees, printing, travel and sustenance costs and other out-of-pocket costs and fees, as well as such incurred by it prior to the closing of the Offering (the "Closing Date") in connection with the development of the Partnership's business; and

                  (b) The General Partner shall be reimbursed, as an expense of the Partnership, monthly for all of its reasonable out-of-pocket expenses incurred in connection with the operation and management of the Partnership, including without limitation the rent and other expenses associated with leasing the G.E. Signa 1.5 Telsa MRI system or any other MRI system and any other equipment necessary to the operation of the MRI Department, the rent under the Net Ground Lease between Lakeshore Health System, Inc., d/b/a/ St. Mary Medical Center, and American Health Services Corp. allocable to the MRI Department, and rent payable to the General Partner for the space in the Center in which the MRI Department is located; provided, however, that in the event the Partnership is terminated pursuant to the operation of paragraph 8.2(f) hereof, (1) the General Partner shall not be entitled to reimbursement for any costs or expenses, (2) any such reimbursement made by the Partnership prior to that time shall be returned to the Partnership and (3) the General Partner shall reimburse the Partnership for any expenses incurred by it prior to dissolution.

                  (c) The General Partner shall be entitled to receive, as compensation for the management of the MRI Department and as an expense of the Partnership, each month an amount which is equal to eight percent (8%) of the collected "technical revenue" of the MRI Department. The term "technical revenue" shall mean the gross receipts of the MRI Department, as collected, less and excluding only the sums which may be payable pursuant to medical or consulting services agreements that may be entered into by the Partnership. Payment shall be made at such time or times as the General Partner may determine.

         5.5      Independent Activities.

                  The General Partner shall not be required to devote all of its business time to the business of the Partnership but shall devote such time as may be necessary for the discharge of the obligations and duties hereunder. The General Partner may invest in or possess an interest in other business ventures including ventures whose operations are similar to those of the Partnership and the General Partner shall not be required to offer such business ventures or investment opportunities to the Partnership.

6.       RIGHTS AND LIABILITIES OF LIMITED PARTNERS.

         6.1 Control. A Limited Partner shall not participate in the control of the Partnership's business as the concept of participation in the control of a partnership's business is defined in and interpreted under the Act.

                  (a) VOTING. A Limited Partner shall have the right to vote with respect to the matters set forth in this Agreement, or as otherwise provided in the Act.

                  (b) Unit Voting. Each Limited Partner shall have one vote for each Unit, except as restricted in this Agreement.

         6.2 Liability of Limited Partners. The liability of each Limited Partner to the Partnership shall be limited to his or its capital contribution.

         6.3 Loans and Other Business Transactions with the Partnership. A Limited Partner may, with the consent of the General Partner, lend money to and transact other business with the Partnership on such terms as the Limited Partner and the General Partner agree. No Limited Partner shall be permitted to make a loan upon the security of Partnership property if, at the time such secured loan is made, the assets of the Partnership are not sufficient to discharge Partnership liabilities to non-Partners.

         6.4      Actions Requiring Consent of Limited Partners.

                  (a) The Limited Partners shall have the right to approve or disapprove the following matters, without the vote of the General Partner, upon the affirmative vote or written consent of Limited Partners holding a majority of the Units then outstanding, including Units held by the General Partner in its capacity as Limited Partner, except as further limited by this
Agreement:

                           (1)      sale, exchange or other transfer of all or
substantially all of the Partnership's assets not in the ordinary course of business;

                           (2)      when requested by the General Partner,
approval of its voluntary withdrawal as General Partner;

                           (3)      removal of the General Partner in accordance
with this Agreement;

                           (4)      change the nature of the Partnership's
business;

                           (5)      continuation of the business of the
Partnership upon the withdrawal of the General Partner;

                           (6)      if the business of the Partnership is to be
continued upon the withdrawal of the General Partner, admission of any new or substitute general partners.

                  (b) For the purposes hereof, the General Partner shall have no vote of its Limited Partner Units in regard to its removal as General Partner, or in regard to the continuation of Partnership business upon the General Partner's removal or in regard to the selection of a replacement General Partner upon the General Partner's removal.

         6.5      Removal of a General Partner for Cause.

                  (a) A General Partner may be removed for cause by the written vote of a majority of the Limited Partner Units, other than Units held by the General Partner as a Limited Partner. Removal for cause shall be deemed to be a withdrawal of the General Partner. Cause for removal of a General Partner shall exist only if the General Partner engages in fraud or willful gross misconduct related to the General Partner's performance of its duties hereunder.

                  (b) American Health Services Corp. may also be removed as General Partner in accordance with Article 5 hereof.

                  (c) The removal of a General Partner hereunder shall be effected by the designee of the Limited Partners sending of written notice thereof to such General Partner and shall be effective ninety-one (91) days after removal unless the notice specifies an earlier date.

         6.6 Limited Partner Actions After General Partner Withdrawal. Within ninety (90) days after the withdrawal of the General Partner, the Limited Partners shall elect to continue or terminate the business of the Partnership. If a majority of the Limited Partners' Units (other than those held by the General Partner) do not elect to continue the business, the Partnership shall be dissolved.

                  (a) If the Partnership is to be terminated, the Limited Partners shall elect a liquidating trustee and proceed to have the affairs of the Partnership wound up as provided herein.

                  (b) If the business of the Partnership is to be continued, the Limited Partners shall elect a replacement General Partner under paragraph 6.4 who accepts the designation as of the date of the withdrawal.

                           (1)      In that event the Partnership Agreement
shall be amended to admit the replacement General Partner and the subsequent agreement shall otherwise be in form and substance similar to this Agreement.

                           (2)      The General Partner, the General Partner who
has withdrawn, or who has been deemed to have withdrawn as a General Partner, appoints the Limited Partners, and each of them, as its attorney-in-fact, coupled with an interest, to execute and deliver and file on its behalf and on behalf of the Partnership, an amendment to this Agreement and to the Certificate of Limited Partnership, reflecting its withdrawal, the continuation of the Partnership business and the substitution of the replacement General Partner.

                  (c) Prior to the effective date of withdrawal of the General Partner, the successor General Partner shall purchase at least a one percent (1%) interest in the Partnership as a General Partner from the withdrawing General Partner for an amount equal to such General Partner's capital account. Any remaining Partnership interest held by the withdrawing General Partner shall be automatically converted to that of a Limited Partner ("Converted Limited Partner"), effective as of the date of withdrawal. Such Converted Limited Partner shall share in the income, gain, loss, and deductions, and each item thereof, in the same manner as its General Partner interest; provided, however, that such Converted Limited Partner shall have no right to participate in the management and affairs of the Partnership and, further, that such event shall not affect any rights or liabilities of the withdrawn General Partner which matured prior to such withdrawal or the value, if any, at the time of such withdrawal of such withdrawn General Partner's Partnership interest.

         6.7 Limited Partner Meetings and Voting. Meetings of the Limited Partners shall be held at any place within Lake County, Indiana, stated in any proper notice of a meeting as the person calling the meeting may designate.

                  (a) Meetings of the Limited Partners to vote on any matters on which the Limited Partners are authorized to take action under this Agreement may be called by either of the General Partner or by one or more Limited Partners holding not less than ten (10%) percent of the outstanding Units. The General Partner shall call at least one meeting of the Limited Partners per year during the term of this Agreement.

                  (b) Upon a request in writing to the General Partner by any person(s) entitled to call a meeting, the General Partner shall cause notice to be given to the Limited Partners that a meeting will be held at a time requested by the person calling the meeting, not less than fifteen (15) nor more than sixty (60) days after notice is given to the General Partner of the request.

                  (c) Written notice of the meeting shall be given to the Limited Partners either personally or by first class mail not less than ten (10) nor more than sixty (60) days before the date of the meeting. The notice shall state the place, date and hour of the meeting and include a detailed statement of the action proposed, including a verbatim statement of the wording of any resolution proposed for adoption by the Limited Partners and of any proposed amendment to this Agreement.

                  (d) The Partnership shall provide for proxies or written consents which specify a choice between approval and disapproval or each matter to be acted upon at the meeting.

                  (e) Limited Partners holding a majority of the Units entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of Partners. Limited Partner decisions shall be made by majority vote of the Units outstanding, except when a higher vote percentage is required by this Agreement.

                  (f) Any action which may be taken at any meeting of the Partners may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by Partners having no less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all entitled to vote thereon were present and voted.

                  (g) In the event the General Partner, or Limited Partners representing more than ten percent (10%) of the Units, request a meeting for the purpose of discussing or voting on the matter, the notice of a meeting shall be given in accordance herewith and no action shall be taken until the meeting is held.

                  (h) Except as otherwise specifically provided in this paragraph, meeting notices and procedures shall be in conformity with the Act, as from time to time amended, or with any successor statutory provision.

7.       RECORDS REQUIRED TO BE MAINTAINED IN THE STATE OF INDIANA

         7.1 Records. The General Partner shall keep at the Partnership's principal place of business the following Partnership documents:

                  (a) A current list of the full name and last known business address of all Partners, separately identifying, in alphabetical order, the General Partner and the Limited Partners;

                  (b) A copy of the Certificate of Limited Partnership and all certificates of amendment thereto, together with executed copies of any powers of attorney pursuant to which any certificate has been executed;

                  (c) Copies of the Partnership's federal, state, and local income tax returns and reports, if any, for the six (6) most recent years;

                  (d) Copies of the original of this Agreement and all amendments thereto;

                  (e) Copies of any financial statements of the Partnership for the three (3) most recent years; and

                  (f) Any other documents required to be maintained by the Partnership pursuant to the Act

         7.2 Other Records. All other books and records, including the books of account, of the Partnership, not required to be maintained at the office of the Partnership under the Act may be maintained at the office of the General Partner at 4440 Van Karman, Suite 320, Newport

Beach, California 92660. Provided, however, upon the reasonable request of a Limited Partner, such other records shall be made available for the Limited Partner at the office of the Partnership.

         7.3      Delivery to Limited Partner and Inspection: Financial Reports.

                  (a) Upon the request of a Limited Partner, the General Partner shall promptly deliver to the requesting Limited Partner, at the expense of the Partnership, a copy of the information required to be maintained by paragraphs 7.1(a), (b) or (d) hereof.

                  (b) Each Limited Partner has the right upon reasonable request to inspect and copy (at the requesting Limited Partner's expense except as provided in paragraph 7.3(a) hereof) the records of the Partnership during normal business hours at the Partnership office.

                  (c) The General Partner, at the Partnership's expense, shall promptly furnish to a Limited Partner a copy of any amendment to this Agreement executed by the General Partner pursuant to a power of attorney from the Limited Partner.

                  (d) The General Partner, at the Partnership's expense, shall send to each Partner within ninety (90) days after the end of each taxable year the information necessary for the Partner to complete that Partner's federal and state income tax or information returns and there shall be included with such information a copy of the Partnership's federal, state and local income tax or information returns for the year.

                  (e) If the Partnership has more than thirty-five (35) Limited Partners:

                           (1)      the General Partner shall cause an annual
report to be sent to each of the Partners not later than one hundred twenty
(120) days after the close of the fiscal year; that report shall contain a balance sheet as of the end of the fiscal year and an income statement and statement of changes in financial position for the fiscal year; and

                           (2)      upon the written request of Limited Partners
representing at least five percent (5%) of the Units, the General Partner shall send to each Partner within thirty (30) days, an income statement of the Limited Partnership for the initial three month, six-month, or nine-month period of the current fiscal year ended more than thirty (30) days prior to the date of the request and a balance sheet of the Partnership as of the end of that period; and

                  (f) The financial statements referred to in paragraph 7.3(e) shall be accompanied by the report thereon, if any, of the independent accountants engaged by the Partnership or, if there is no such report, the certificate of the General Partner of the Partnership that such financial statements were prepared without audit from the books and records of the Partnership.

         7.4 Books of Account. The Partnership shall keep at all times during its existence proper and complete books of account in accordance with generally accepted accounting principles, and such books shall be open for inspection and copying by any Partner at any time during reasonable business hours at that Partner's expense except as provided in paragraph 7.3 hereof. Such books initially shall be kept on an accrual basis, provided, however, that the General Partner may from time to time change the accounting basis on which such books are kept as may be required or permitted by law.

         7.5 Fiscal Year. The fiscal year of the Partnership shall end on the 31st day of December in each year during the term of the Partnership.

         7.6 Federal Income Tax Elections. All elections required or permitted to be made by the Partnership under the Internal Revenue Code shall be made by the General Partner in such manner as will, in its opinion, be most advantageous to Partners holding at least a majority of the Units.

         7.7 Election to Adjust Basis. In the event of a distribution of property to a Partner or the transfer of an interest in the Partnership by sale, exchange or upon the death of an individual, a Partner or cessation to exist of a corporate Partner, the General Partner may, in its discretion, cause the Partnership to file an election under Section 754 of the Internal Revenue Code in accordance with the regulations issued thereunder to adjust the basis of

Partnership property in the manner provided in Section 734 and 743 of the Internal Revenue Code.

8.       TERM.

         8.1 Basic Term. The Partnership shall commence on the date the Certificate of Limited Partnership is filed with the Indiana Secretary of State and shall continue for ten (10) years after such filing date, unless sooner terminated or dissolved as provided in this Agreement, or unless extended by the General Partner and all of the Limited Partners.

         8.2 Dissolution. The Partnership shall be dissolved and its affairs shall be wound up, and its assets liquidated, upon the happening of any of the following:

                  (a) The affirmative vote or written consent of the General Partner and Limited Partners holding at least a majority of the Units outstanding;

                  (b) The sale of all or substantially all of the-assets of the Partnership;

                  (c) The expiration of the term of the Partnership as provided for in paragraph 8.1 above;

                  (d) The entry of a decree of judicial dissolution of the Partnership under the Act;

                  (e) Ninety-one (91) days after the withdrawal of the General Partner, unless the Limited Partners, before that date, elect to continue the business of the Partnership, and elect a replacement General Partner who consents to and accepts the designation as General Partner as of the date of withdrawal;

                  (f) The General Partner fails or refuses to acquire the interest of the Limited Partner(s) as required under Article 11 hereof by paying the price therefor within the time therein specified; but such termination shall not reduce or diminish any damage claims the Limited Partners may have against the General Partner for breach of contract or otherwise.

         8.3 Liquidation. Upon termination of the Partnership, the General Partner or, if there is no General Partner, such other party as shall be designated by the Limited Partners, shall immediately proceed to file the Certificate of Cancellation as provided in this Agreement, wind up the Partnership's affairs and liquidate the Partnership. A reasonable time shall be allowed for the orderly liquidation of the Partnership and the discharge of liabilities to its creditors so as to enable the Partnership to minimize any losses attendant upon liquidation. Any gain or loss on disposition of Partnership property in liquidation shall be credited or charged to the Partners in accordance with the provisions of Article 4.

9.       TRANSFERS OF LIMITED PARTNERS' PARTNERSHIP INTERESTS.

         9.1 Lifetime Transfers of Limited Partners' Partnership Interests. A Limited Partner during his or its lifetime may not transfer, sell, assign, encumber of otherwise dispose ("Transfer") all or any part of his or its Units or other economic interest as a Limited Partner in and to the Partnership, its capital, profits and losses, except to individuals or entities (an "Eligible Limited Partner") meeting the requirements set forth in paragraphs 2.1(l)-(4) herein, contingent upon the following:

                  (a) the General Partner is satisfied that the assignment will not impair the ability of the Partnership to be taxed as a partnership and that the transfer does not violate applicable federal and state securities laws;

                  (b) if requested, such Limited Partner furnishes an opinion of counsel, satisfactory in form and substance to the General Partner and to the Partnership's counsel, to the effect that such assignment will not violate federal or any state securities laws;

                  (c) the transferee represents that he is acquiring the interest for his own account for investment and not with a view to the distribution thereof;

                  (d) the transferee agrees to comply with the terms of this Agreement and to execute any and all documents that the General Partner may deem necessary in connection with the assignment and substitution;

                  (e) such assignment, taken together with other prior transfers, shall not result in a termination of the Partnership for Federal income tax purposes; and

                  (f) the General Partner consents thereto, which consent may be withheld in its sole discretion.

         9.2 General Partner's Right of First Refusal. A Limited Partner may not Transfer all or any part of his or its Units or other economic interest as a Limited Partner in and to the Partnership, its capital, profits and losses unless and until the Limited Partner has first offered to sell all of his or its Units to the General Partner at a price equal to the Adjusted Book Value thereof, as determined under Article 12 of this Agreement, or the price offered in a bona fide offer of a third party, whichever is less. The Limited Partner shall notify the General Partner in writing of its or his intention to Transfer his or its Units within ten (10) days of receiving a bona fide offer from a third party for such Units or deciding to Transfer such Units. Such notice shall set forth the terms and conditions of any bona fide offer from a third party. The General Partner shall notify in writing the Limited Partner as to whether it will exercise its right under this paragraph 9.2 to purchase the Limited Partner's Units within thirty (30) days of receiving such notice. Any purchase of Units by the General Partner under this paragraph 9.2 shall be completed within ninety (90) days of the General Partner's receipt of the Limited Partner's notice provided under this paragraph 9.2.

         9.3 Death, Bankruptcy or Incompetency of a Limited Partner. Upon the death, Bankruptcy or adjudication of incompetency, termination or dissolution of a Limited Partner, the Partnership shall not be dissolved and the personal representative, guardian or other successor-in-interest of such Limited Partner shall have all of the rights of such Limited Partner for the sole purpose of settling the estate or business of such Limited Partner and shall be liable for all his or its liabilities and obligations to the Partnership. In addition, such personal representative, guardian or other successor-in-interest of such Limited Partner shall have the obligation to transfer the Limited Partner's interest in the Partnership in accordance with the terms and provisions of Article 9.

         9.4 Substitute Limited Partner. No assignee or transferee of a Unit, or part thereof, or any other person interested in the Partnership as a prospective Limited Partner succeeding to the interest of a Limited Partner, shall become a substitute Limited Partner with full rights as a Limited Partner unless all of the following conditions are satisfied:

                  (a) the assigning or transferring Limited Partner so provides in the instrument of assignment;

                  (b) the assignee or transferee executes such documents as the General Partner may reasonably require so that he will be bound by all the provisions of this Agreement, AS it may then be amended, any Certificate of Limited Partnership, as it may then be amended, and any other agreement by which the General Partner may reasonably require the substitute Limited Partner to be bound;

                  (c) the assignee or transferee agrees to bear all costs and expenses, including legal fees of the Partnership, incurred in effecting such substitution;

                  (d)      the assignee or transferee is an Eligible Limited
Partner;

                  (e) the legal opinions required in paragraph 9.1 take into account that the person will be a substitute Limited Partner; and

                  (f) the General Partner shall have consented thereto, which consent may be withheld in its sole discretion.

         9.5 Amendment for Transfer. Each Partner hereby consents to the execution and recordation on his or its behalf by the General Partner of any amendment hereto any Certificate of Limited Partnership required for the purpose of admitting as a Limited Partner the transferee of any Unit or interest in the Partnership as provided above in this Article 9, and the execution and recordation on his or its behalf of any other instruments required in connection therewith, and the General Partner is hereby granted the right to admit such transferee upon all of the terms set forth above. Each Partner agrees to execute, at the request of the General Partner, all documents necessary or desirable to effect the transfer of any Unit in the Partnership pursuant to this Article 9.

10.      OPTION TO PURCHASE UNITS AT DESIGNATED INTERVALS.

         10.1     Grant of Options.

                  (a) Each Limited Partner (other than the General Partner with respect to Limited Partnership Units owned by it) hereby grants an option to the General Partner to purchase upon the terms and conditions set forth in this Article 10 all or any number of the Units of such Limited Partner as described herein.

                  (b) During each year the Partnership exists, from January 1 to January 31 inclusive (the "Designated Interval"), that occurs subsequent to December 31, 1992, the General Partner shall have the option, exercisable for any reason at the sole determination of the General Partner by notice to each Limited Partner, to purchase pro rata from the Limited Partners (other than the General Partner) and, upon exercise of such options, each such Limited Partner shall sell all or such portion of such Limited Partner's Units in the Partnership as the Article 10 Notice of Purchase (as defined below) specifies.

                  (c) The Article 10 Notice of Purchase shall be in writing and shall state the number of Units to be acquired pursuant to the exercise of this option. Except as limited under paragraph 10.1(a) above, each exercise of this option shall extend to each Limited Partner pro rata in the ratio that each Limited Partner's Units bears to the total number of Limited Partnership Units held by all Limited Partners to whom the option extends. As a result of the exercise of this option, fractional Units may be acquired by the General Partner resulting in fractional Units being retained by the Limited Partners. Through one or more exercises of this option, the entire interest of each Limited Partner in this Partnership, may be acquired by the General Partner. The purchase price to be paid by the General Partner, determined pursuant to paragraph 10.3 hereof, shall be prorated and paid to each Limited Partner in the same manner as above specified.

                  (d) The payment to be made to such Limited Partners pursuant to this Article is, and shall be conclusively deemed to be, in complete payment and satisfaction of the Units or fractional Units of such Limited Partner (and of any and all parties claiming by, through, or under such Limited Partner) with respect to the Units or fractions of Units so purchased including, without limitation, any rights against the Partnership and (insofar as the affairs of the Partnership are concerned) against the Partners with respect to Units or fractions of Units so purchased.

         10.2 Exercise of Option. Exercise of the option granted in paragraph 10.1 hereof shall be accomplished by written notice (the "Article 10 Notice of Purchase') delivered pursuant to paragraph 15.1 hereof to the Limited Partners, or the authorized representatives or successors thereof. The General Partner, if it decides to exercise such option, must exercise such option by giving the Article 10 Notice to Purchase within the Designated Interval.

         10.3 Option Price. The option price for each Limited Partnership Unit, or fraction thereof, for purposes of this Article 10 shall be an amount (the "Option Amount") equal to the "Adjusted Book Value" thereof, as determined under Article 12 of this Agreement.

         10.4 Closing. Within thirty (30) days after the Option Amount is determined in accordance with Article 12 of this Agreement, or such later date as determined by the General Partner with the agreement of the Limited Partners or the Limited Partners' representatives or successors, as the case may be, the General Partner shall pay to the Limited Partners (or the representative or successor of either) the Option Amount for each of the Limited Partnership Units (or fractional Units) as to which the option is then being exercised. The closing shall take place at the office of the Partnership, and in exchange for the Option Amount for each Unit purchased, each of the Limited Partners shall execute and deliver to the General Partner an assignment of his or its interest, free of liens and encumbrances, stating in such assignment that as to those Units the General Partner may become a substituted Limited Partner.

11.      MANDATORY BUY BACK OF LIMITED PARTNER'S INTEREST IN PARTNERSHIP

         (a) If under applicable federal or state law, or rules or regulations promulgated thereunder, it becomes unlawful for physicians or other health care providers who are Partners to refer patients to the MRI Department or Partnership or should reimbursement by Medicare or Medicaid in connection with such referrals becomes unlawful, the General Partner shall acquire, and the Limited Partners shall sell, all of the Units at a price per Unit which is the greater of $l,000 or the Adjusted Book Value of the Unit.

                  (1) The purchase and sale shall be effective as of the date of such law, rule of regulation. From and after that date the Limited Partners shall have no interest in the Partnership except as a creditor for the payments for Units.

                  (2) If the General Partner defaults in its obligation to purchase Units (and such defaults shall mean the Units are not purchased within 30 days after the price is determined under Article 8) then the Partnership shall terminate in accordance with Article 8; however, termination shall not release the General Partner from any claim by Limited Partners for damages or sums due.

         (b) Anything, contained in paragraph 11(a)(2) above to the contrary notwithstanding if the law as adopted defers effectiveness to allow for "ease-by-ease" approval by the applicable governing agency of an arrangement or interest, the General Partner, upon notice to the Unit holders and upon advice of counsel, may, in its discretion, apply for a ruling provided that from and after the effective date of the law until a favorable ruling is obtained:

                  (1)      Limited Partners shall have no right to vote Units;

                  (2) Limited Partners shall neither earn profits and losses nor receive distributions; and

                  (3)      Distributable cash flow shall be deposited in escrow.

         If a favorable ruling is not obtained, the Units shall he purchased as of the date the law is effective in accordance with paragraph (a) above. If a favorable ruling is obtained, the escrow will terminate and rights and interests of Limited Partners shall be retroactively reinstated.

12.      ADJUSTED BOOK VALUE OF A PARTNERSHIP INTEREST.

         12.1 Adjusted Book Value is Agreed Fair Market Value. When the interest of a Partner is to be acquired under this Agreement at a price which is equal to the "Adjusted Book Value" thereof, the provisions of this Article shall apply. The Partners agree, that as the interest in the Partnership lack marketability, the "Adjusted Book Value" of interests reflect the fair market value thereof.

         12.2 Adjusted Book Value of the Partnership. First, the "Adjusted Book Value" of the Partnership's assets and liabilities shall be determined as of the effective date of withdrawal of the Partner, or exercise of the option, or determination of the obligation to purchase and sell Partnership Units whichever is applicable, by the then regularly employed independent accountant of the Partnership, and such determination shall, if made in good faith, and if not patently erroneous, be binding and conclusive upon the parties. The "Adjusted Book Value" shall be equal to the Partnership book value after that book value has been computed observing the adjustments hereinafter described. Such computation shall be made by the independent accountant of the Partnership, without audit, in accordance with the accrual method of accounting regardless of the method of accounting actually employed by the Partnership; however, the following shall be observed.

                  (a) No allowance of any kind shall be made for goodwill or any similar intangible asset of the Partnership unless such goodwill or other intangible asset shall have been acquired by purchase by the Partnership and shall appear as an asset on the Partnership's books and records at the date of termination.

                  (b) All accounts payable shall be valued at face amount, less discounts allowable thereon.

                  (c) All other liabilities shall be valued at face amount, unless a contractual right to a discount has been obtained. No discount, or valuation adjustment shall be made for favorable or unfavorable financing terms or interest rates.

                  (d) All amounts receivable not theretofore written off shall be valued at face amount less a reasonable reserve for non-collection, as determined by the accountant.

                  (e) All furniture, fixtures, leasehold interests, and equipment shall be valued at the greater of book value or fair market value.

                  (f) Inventory of supplies shall be computed at cost or market value, whichever is lower.

                  (g) All unpaid and accrued federal, state, city, and municipal taxes including, but not limited to, sales, payroll, unemployment taxes, excise, franchise and income (but only to the extent such tax or taxes are then applicable to Partnerships), shall be considered AS liabilities. No special accrual of income taxes or capital gains taxes shall be made because of any appraisal or fair market value adjustment to assets, nor for any recapture of tax credits, nor for any potential savings to the Partnership or the continuing Partner because of a Internal Revenue Code Section 754 basis adjustment made as a result of the buy-out of the Partner.

                  (h) Real estate (for this purpose, a leasehold interest is not real estate) shall be valued at fair market value.

                  (i) Contributions to any qualified pension profit sharing or other qualified retirement plan for the benefit of Partnership employees (not for employees of a Partner) for the fiscal year of the Partnership in which the date of determination falls shall be accrued as a liability and shall be prorated for such fiscal year in accordance with the prior accounting procedures of the Partnership.

                  (j) Marketable securities shall be valued at fair market value.

                  (k) In the event of any pending or known claims for professional or other liability which are not fully covered by insurance, the accountant shall accrue any estimated loss therefrom as a liability of the Partnership to the extent such accrual shall be required under the Statement of Financial Accounting Standards applicable to Accounting For Contingencies, as the same shall be amended and restated on the determination date. Each Partner and the Partnership agrees, upon request of said accountants, to submit in connection with such determination a certificate as to their knowledge of any pendency or probable pendency or possible pendency of such claims. Said accountants shall be authorized to take such action or actions as shall be required under said Financial Accounting Standards for said accountants to make such determination hereunder. The accountant shall consider, in making its estimate, the provisions of this Agreement dealing with responsibility for professional claims which are uninsured in whole or in part.

        12.3 Value of Partnership Interest. The value of the Units (or fraction thereof, as the case may be) or interest of the Partner whose interest is being acquired shall be the value of his or its capital account after the adjustments described above have been made as of the valuation date to the assets and liabilities (and the net result reflected in the income and capital accounts of the Partners), and after the income accounts have been merged into the capital accounts.

        12.4 Fair Market Value Determination. When values are to be determined at fair market value, and a regular trading market for the asset does not exist, the value of the asset shall be determined in accordance with this paragraph. The fair market value of the asset shall be determined by mutual agreement of the purchaser and the Partner(s) selling the Units or interest being valued hereunder. The value so determined shall be submitted in writing, signed by the selling Partner(s) and purchaser, to said accountants within ten
(10) days after said accountants shall make a written request for such determination.

                (a) If the selling Partner(s) and purchaser shall not agree on the value within said ten (10) day period, they shall each promptly and within five (5) days designate a qualified appraiser to value the property and, if the appraisers cannot reach mutual agreement on such value within fifteen (15) days, the appraisers shall within five (5) days designate a third such qualified appraiser and a majority decision of such appraisers shall be binding.

                  (b) In the event the appraisers cannot agree on the choice of the third appraiser or, if the three appraisers cannot agree on the valuation within fifteen (15) days after the date the third appraiser is designated, either the purchaser or the selling Partner(s) shall refer the matter to arbitration before three arbitrators in accordance with the Rules of Conciliation and Arbitration of the American Arbitration Association, and the decision of arbitration shall be final and binding on the parties.

                  (c) Notwithstanding any other provision contained in this paragraph to the contrary, if such valuation shall be submitted for appraisal or arbitration, the date of any closing of the purchase specified herein shall take place within thirty (30) days after the determination of such value by appraisal or arbitration if such determination by appraisal or arbitration shall not be made before the closing date otherwise provided for herein.

         12.5     Costs of Determination of Adjusted Book Value.

                  (a) All costs of determining the Adjusted Book Value and the purchase price of a selling Partner's interest hereunder including, but not limited to, accounting fees, appraisal fees, and other costs but excluding the expenses of arbitration and excluding legal fees, shall be paid for by the purchaser. Such costs, if paid for by the Partnership, shall not be taken into account in determining the liabilities of the Partnership as of the valuation date.

                  (b) Each party shall pay its legal expenses, provided, however, in the event of arbitration, expenses shall be paid as determined under those provisions of this Agreement dealing with arbitration.

         12.6     Miscellaneous.

                  (a) No selling Partner shall have interest in the Partnership after its withdrawal, or other event providing for the purchase of Units hereunder, except as a creditor for the payment for his or its Units.

                (b) The purchaser shall, upon purchase of the selling Partner's Units, indemnify and save the withdrawing Partner harmless from any Partnership liabilities appearing on the books of the Partnership as to which the selling Partner was liable, and shall cause the same to be paid in accordance with their terms.

13.     INDEMNIFICATION.

        13.1    Indemnification of the General Partner.

                (a) The Partnership shall indemnify, defend and hold harmless the General Partner and its agents and employees, if any, from and against any loss, liability, damage, cost or expense (including legal fees and expenses incurred in defense of any demands, claims or lawsuits) arising from acts or omissions concerning the business or activities undertaken by or on behalf of the Partnership from any source including, without limitation, any demands, claims or lawsuits initiated by a Limited Partner (or assignee), so long as such acts or omissions were taken in good faith and in a manner reasonably believed by the General Partner to be in, or not opposed to, the best interests of the Partnership; provided that no indemnity shall be made with regard to an action or suit by or in the name of the Partnership or a Limited Partner if the conduct which was the basis for such liability was found by a court of competent jurisdiction, upon entry of a final judgment, to be the result of gross negligence or reckless or intentional misconduct or breach of fiduciary duty, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all circumstances of the case, the defendant or respondent is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper; and provided further that nothing contained herein shall increase the liability of any Limited Partner to the Partnership beyond the amount of the capital contributed by him or it, plus his or its share of undistributed profits, if any, in the Partnership.

                  (b) The Partnership shall advance to any person entitled to indemnification pursuant to this Article such funds as shall be required to pay legal fees and expenses incurred in defense of any demands, claims or lawsuits.

         13.2 Indemnification of the Partnership. In the event the Partnership is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of or in connection with any Partner's (or assignee's) obligations or liabilities unrelated to the Partnership business, such Partners or assignees cumulatively, jointly and severally, shall indemnify and reimburse the Partnership for all loss and expense incurred, including reasonable attorneys' fees. In no event shall this obligation be deemed to constitute a limited partnership, a general partnership, or enlarge the liability of any Limited Partner as a Limited Partner.

         13.3 Indemnification for Claims Regarding Medical Activities. The Partnership will not provide professional medical services and No Limited Partner will provide medical services on behalf of the Partnership either in his or its capacity as physician or as Limited Partner. However, if the Partnership, the General Partner or any Limited Partner is sued as a result of the medical activities of any other Limited Partner(s), then the Limited Partner(s) whose activity resulted in a claim being made shall (jointly and severally) indemnify, defend and hold harmless the Partnership, the General Partner, the other Limited Partners and all of their officers, directors, agents and employees, if any, from and against any loss, liability, damage, cost or expense (including without limitation legal fees and expenses incurred in defense of any demands, claims or lawsuits) arising from or related to that claim of medical malpractice.

14.      POWER OF ATTORNEY.

         14.1 Appointment of Attorney-in-Fact. Each Limited Partner hereby grants to the General Partner a special power of attorney, constituting and appointing the General Partner as the Limited Partner's attorney-in-fact, with power and authority to act in his or its name and on his or its behalf to execute, acknowledge and swear to in the execution, acknowledgment, filing and delivering of the following documents:

                  (a) The Certificate of Limited Partnership, and any amendment to the Certificate of Limited Partnership or this Agreement which, under the laws of the State of Indiana or the laws of any other state are required to be executed or filed or which the General Partner deems advisable to execute, file or deliver;

                  (b) Any other instrument or document which may be required to be filed or delivered under the laws of any state or by any governmental agency, or which either General Partner deems advisable to file or deliver; and

                  (c) Any instrument or document which may be required to effect the continuation of the Partnership, the admission of additional or substituted Limited Partners or general partners, or the dissolution and termination of the Partnership (provided the continuation, admission or dissolution and termination are in accordance with the terms of this Agreement), or to reflect any deduction in the amount of capital contributions of Partners.

                  The General Partner shall promptly furnish to each Limited Partner a copy of any amendment to this Agreement executed by it pursuant to a power of attorney from the Limited Partners.

         14.2 Nature of Power. The power of attorney granted by each Limited Partner under this Article as limited by paragraph 14.1:

                  (a) Is a special power of attorney coupled with an interest, is irrevocable, shall survive the death or incapacity of the granting Limited Partner;

                  (b) May be exercised by the General Partner acting for each Limited Partner by listing all of the Limited Partners executing any instrument with a signature of the General Partner or one of the officers of the General Partner acting as an attorney-in-fact for all of the Limited Partners; and

                  (c) Shall survive an assignment by a Limited Partner of all or any portion of his or its limited partnership interests in the Partnership but only until the assignee of such limited partnership interests shall (1) be admitted as a substitute Limited Partner and, (2) execute and acknowledge a power of attorney similar to the one granted by each limited partner pursuant to this Article.

15.      MISCELLANEOUS.

         15.1 Notices. All notices or other communications required or permitted hereunder shall be in writing, signed by or on behalf of the person giving the notice, and shall be personally delivered or sent by first class mail, postage prepaid, to the person or persons to whom such notice is to be given, addressed, in the case of THE Partnership or the General Partner, to the principal place of business of the Partnership and, if to a Limited Partner, to the business or residence address set forth in the current list maintained by the Partnership; provided, however, that each Limited Partner may from time to time, by notice to the General Partner in accordance with this Agreement, specify a different address to which notice to such Limited Partner shall be delivered. All notices shall be deemed to have been sufficiently given or served for all purposes when delivered personally or, if mailed, on the third (3rd) day after deposit in the United States mail, postage and charges prepaid for first-class mail, not including the day of deposit.

         15.2 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective executors, administrators, successors and assigns.

         15.3 Governing Law. This Agreement and all amendments hereto shall be governed by the laws of the State of Indiana.

         15.4 Amendment. Except as otherwise herein limited or provided, this Agreement may be amended at any time or from time to time only by the vote or written consent of the General Partner and those Limited Partners holding at least a majority of the Units then outstanding; provided, however, that in no event shall any provision of this Agreement be amended to change, without full and adequate consideration therefor, the participation in profits, losses or distributions of any Partner.

         15.5 Entire Agreement. This Agreement contains the entire understanding among the parties with respect to the subject matter hereof and supersedes any prior understandings and agreements between them with respect thereto.

         15.6 Titles and Captions. Paragraph titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference purposes and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions thereof.

         15.7 Counterparts. This Agreement may be executed in several counterparts and all so executed counterparts shall constitute one Agreement, binding on all the parties hereto, notwithstanding that all the parties are not signatories to the original or the same counterpart.

         15.8 Waiver. No breach of any provision hereof shall be waived unless in a writing signed by all the non-breaching Partners. Waiver of any one breach shall not be deemed to constitute a waiver of any other breach of the same or any other of the provisions hereof.

         15.9 Severability. In the event that any provision of this Agreement, in whole or in part (or the application of any provision to a specific situation), is held to be invalid or unenforceable by the final judgment of a court of competent jurisdiction after appeal or the time for appeal has expired, such unenforceability shall be limited to such specific provision or portion thereof (or to such situation), and this Agreement shall be construed and applied in such manner as to minimize such unenforceability. This Agreement shall otherwise remain in full force and effect.

         15.10 Creditors None of the provisions of this Agreement shall be for the benefit of or enforceable by any of the creditors of the Partnership or the Partners.

         15.11 Remedies The rights and remedies of the Partners hereunder shall not be mutually exclusive, and the exercise by any Partner of any right to which he or it is entitled shall not preclude the exercise of any other right he or it may have.

         15.12 Authority. Each individual executing this Agreement on behalf of a partnership, corporation, pension plan or other entity warrants that he is authorized to do so and that this Agreement will constitute the legally binding obligation of the entity which he represents.

         15.13 Attorneys' Fees. In the event of any litigation between the parties to enforce any provision of this Agreement or otherwise with respect to the subject matter hereof, the party who does not prevail shall pay to the prevailing party all costs and expenses, including reasonable attorneys* fees, incurred by the prevailing party.

         15.14 Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, neuter, singular or plural, except where the context of the Agreement clearly indicates otherwise.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



GENERAL PARTNER:                                INITIAL LIMITED PARTNER:

AMERICAN HEALTH SERVICES CORP.,
a Delaware corporation                           /s/ Marilyn U. MacNiven-Young
                                                 -------------------------------
                                                     Marilyn U. MacNiven-Young

By: /s/ Thomas V. Croal
    ---------------------------
     Thomas V. Croal
     Vice President and
       Chief Financial Officer

                                                                   [APPROVED AND
                                                                     FILED SEAL]


                                AMENDMENT TO THE
                       CERTIFICATE OF LIMITED PARTNERSHIP
                             OF MRI ASSOCIATES. L.P.


         THE UNDERSIGNED, American Health Services Corp., a Delaware corporation qualified to do business in the state of Indiana ("General Partner"), in accordance with the provisions of Section 22-16-3-3 of the Indiana statutes, hereby adopts the following amendment to the certificate of Limited Partnership of MRI Associates, L.P., as filed with and approved by the office of the Secretary of State on February 4, 1992.

         1.       The name of the Limited Partnership is MRI Associates, L.P.

         2. Pursuant to paragraph 3.8 Of the Agreement of Limited Partnership attached and incorporated by reference to the Certificate of Limited Partnership, the Initial Limited Partner, Marilyn U. MacNiven-Young, withdraws from the Partnership as a result of certain Limited Partners being admitted to the Partnership pursuant to the closing of the Offering on April 24, 1992.

         IN WITNESS WHEREOF, the undersigned General Partner has executed the foregoing amendment to the Certificate of Limited Partnership as of this 25th day of May, 1993.



                                              GENERAL PARTNER:


                                              AMERICAN HEALTH SERVICES CORP.,
                                              a Delaware corporation


                                              By: /s/ THOMAS V. CROAL
                                                  ---------------------------
                                                   Thomas V. Croal,
                                                   Vice President and
                                                   Chief Financial Officer